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                                                                   EXHIBIT 10.20


                                 PROMISSORY NOTE

$552,312,000.00 (U.S.)            Houston, Texas                  March 31, 2001

         FOR VALUE RECEIVED, and intending to be legally bound, Continental Express, Inc., a Delaware corporation ("Maker"), promises to pay to the order of Continental Airlines, Inc. ("Holder") at its offices located at 1600 Smith, HQSEO, Houston, Texas 77002, in lawful money of the United States of America and in immediately available funds, FIVE HUNDRED FIFTY-TWO MILLION, THREE HUNDRED TWELVE THOUSAND AND 00/100 DOLLARS ($552,312,000.00) together with interest on the outstanding principal balance from day to day remaining at the annual rate specified below and at the times specified below.

         The unpaid principal of this Note from time to time outstanding shall bear interest from the date hereof through June 30, 2001 at a rate of 4.87625% per annum. Beginning on the first day of the next calendar quarter, the interest rate shall be automatically adjusted for such quarter to equal the sum of (i) the three-month London Interbank Offer Rate as published at the close of the second Business Day prior to the commencement of such quarter (or, if not published on such day, the next preceding day on which it is published) on page 3750 of the Telerate Service ("LIBOR") plus (ii) 1.25 percent (1.25%), but in no event to exceed the Highest Lawful Rate (as hereinafter defined). Thereafter, the interest rate shall remain equal to LIBOR + 1.25%, but shall be automatically adjusted for each successive calendar quarter during the term hereof based on the immediately preceding three-month LIBOR rate as so reported, but in no event to exceed the Highest Lawful Rate. All past due principal and, to the fullest extent permitted by applicable law, interest shall bear interest after the due date thereof at 18 percent (18%) per annum or, if lower, the Highest Lawful Rate (as hereinafter defined). All interest accruing under this Note shall be calculated on the basis of a 360-day year consisting of four 90-day quarters, unless such calculation would exceed the Highest Lawful Rate, in which case interest will be calculated on the per annum basis of a year of 365 or 366 days, as the case may be.

         Subject to the following paragraph, the unpaid principal amount of this Note shall be due and payable in quarterly installments of TWELVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($12,500,000.00) commencing on the second anniversary of the making of this Note, or the first Business Day thereafter, and continuing on the first Business Day of each calendar quarter thereafter. Interest on the unpaid principal balance of this Note shall be due and payable on the same dates as, but in addition to, said installments of principal. On September 30, 2005 (or, if such date is not a Business Day, the next preceding Business Day), the entire unpaid principal balance of this Note, together with all accrued unpaid interest, shall be due and payable in full. "Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York, New York or Houston, Texas are authorized or required by law or executive order to remain closed.

         At any time there remains an unpaid principal balance on this Note (or if due to any prepayments by Maker under this paragraph or the next paragraph, there remains only unpaid interest hereunder), if Maker's Cash and Cash Equivalents as reflected on its balance sheet for the end of its fiscal quarter or fiscal year exceeds $75 million (the "Threshold Amount"), then within 45 days of the end of such fiscal quarter or fiscal year, Maker shall pay to Holder the amount of such excess, but shall not be required to pay any accrued interest therewith; provided, that (i) any such payment that would have the effect of reducing Maker's Cash and Cash Equivalents as of the date of payment below the Threshold Amount shall be reduced in the amount necessary so as not to have such effect, (ii) any such payment shall not exceed the remaining unpaid principal balance (or if due to any prepayments by Maker under this paragraph



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or the next paragraph, the remaining unpaid interest hereunder) at the date of such payment, and (iii) any such payment that constitutes the final payment of principal under this Note, shall, subject to clause (i) of this paragraph, be accompanied by all remaining accrued and unpaid interest. In addition, if at any time when there remains unpaid principal or interest on this Note, Maker, its successor or any entity then controlling Maker (other than Holder) effects an underwritten public offering of five percent (5%) or more of its then outstanding equity securities, then, upon the closing of such offering, Maker shall immediately pay to Holder an amount equal to the excess, if any, of (x) the sum of (A) the net proceeds paid to Maker, its successor or such controlling entity at such closing plus (B) Maker's Cash and Cash Equivalents on such date over (y) the Threshold Amount; provided, that any such payment shall not exceed the remaining unpaid principal and interest on this Note.

         Maker reserves the right to prepay this Note, in whole or in part, at any time, without penalty or notice. All prepayments made pursuant to this paragraph, whether designated as payments of principal or interest, shall be applied first to accrued and unpaid interest, if any, and then to principal.

         If any payment provided herein, either of principal or interest, is not paid when due, or in the event of the dissolution, insolvency or bankruptcy of Maker, or if any proceedings in bankruptcy or for the relief of debtors or readjustment of debts is filed by or against Maker, or if Holder in good faith believes the prospect of repayment of this Note is impaired or otherwise deems itself insecure, then in any such case Holder may, at its option and at any time thereafter, declare this Note to be forthwith due and payable, upon which this Note shall accelerate and be immediately due and payable in full.

         Maker, to the fullest extent permitted by applicable law, hereby expressly and severally waives grace, and all notices, demands, presentments for payment, notice of nonpayment, protest and notice of protest, notice of intent to accelerate, notice of acceleration of the indebtedness due hereunder, and diligence in collecting this Note.

         To the fullest extent permitted by applicable law, if this Note is collected by suit or legal proceedings, including bankruptcy proceedings, Maker agrees to pay Holder hereof the reasonable costs and reasonable attorney's fees incurred in the collection hereof.

         No failure by Holder of this Note to exercise, and no delay in exercising, any right or remedy hereunder shall constitute a waiver thereof on the part of Holder; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

         It is the intention of the parties hereto to conform strictly to applicable usury laws regarding the use, forbearance or detention of the indebtedness evidenced by this Note whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Note (the "Applicable Usury Laws"). Accordingly, if any acceleration of the maturity of this Note or any payment by Maker or any other person results in Maker or such other person having paid any interest in excess of the Maximum Amount, as hereinafter defined, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, it is agreed as follows: (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, charged or



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received under this Note shall under no circumstances exceed the Maximum Amount, and any excess shall be promptly refunded to Maker by Holder hereof; (iii) neither Maker nor any other person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount; and (iv) the effective rate of interest on this Note shall be ipso facto reduced to the Highest Lawful Rate, as hereinafter defined, and the provisions of this Note immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to Holder hereof for the use, forbearance or detention of the indebtedness of Maker to Holder hereof evidenced by this Note shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of the indebtedness evidenced by this Note so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term hereof. As used herein, the term "Maximum Amount" means the maximum nonusurious amount of interest that may be lawfully contracted for, charged or received by Holder hereof in connection with the indebtedness evidenced by this Note under all Applicable Usury Laws, and the term "Highest Lawful Rate" means the maximum rate of interest, if any, that may be charged Maker under all Applicable Usury Laws on the principal balance of this Note from time to time outstanding.

         THIS NOTE SHALL BE SUBJECT TO AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed at the place and as of the date first above appearing.

                                   CONTINENTAL EXPRESS, INC.


                                   By:
                                      -----------------------------------------
                                        James B. Ream
                                        President


ATTEST:


By:
   ----------------------------------
         Scott R. Peterson
         Assistant Secretary



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